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                                                                Exhibit 99.304


Congestion Management Design Change Position

1) Maintain the market separation constraints during interzonal congestion management performed by ISO.

         a) Maintain the market design that split the forward energy markets from ISO.

2) Maintain day-ahead and hour-ahead interzonal congestion management as second-price transmission and energy auctions.

3) Implement inter-SC trade adjustment bids as soon as possible to allow SCs to indicate how they want trades adjusted in response to price changes caused by congestion.

         a) Increases the pool of bids available to manage inter-zonal congestion.

         b) Improves the efficiency of the schedules arranged in the forward energy markets.

4)       Change the number of zones and zonal boundaries when necessary.

         a)       Refine the criteria for creating new zones.

                  i)       Respond to decremental bid gaming.

                  ii)      Improve locational price signals.

         b)       Mitigate "dec-bid" game

5) Develop ways to reduce locational market power through withholding of capacity.

         a) Letting price rise without limit is not the solution. Politically, no one is going to agree to let the generators have as much as they can extract from the market, especially while the rate freeze continues and there is no demand response.

                  i) High price would not attract new generation into a location where the market is shallow, or the new generator is large relative to the market with a high price. A party considering building new generation would consider the effect its new generation would have on locational price. If the market were shallow, the party would expect price to fall and so refrain from building. In fact, we need to be concerned that some of the new generation that applies at the CEC may not be real, and could be submitted just to slow down entry by competitors.

         b) Thus far, use of price caps appears to be the only response to abuse, or potential abuse, of locational market power.

6) Resolve intrazonal congestion after interzonal congestion management in the forward markets as per original ISO tariff.

7) Align real-time interzonal congestion management with day-ahead and hour ahead congestion management.

         a) Provide real-time price signals across all congested interzonal interfaces.

         b) Consider replacing BEEP with a DC-transmission constrained economic dispatch that would calculate zonal price differences across all congested interfaces.

8) Enough transmission capacity has been converted to FTRs. Let's see how this works before expanding to 100 percent.